As filed with the Securities and Exchange Commission on June ____, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________
BANCTRUST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)
Alabama	63-0909434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
--------------------
100 Saint Joseph Street
Mobile, Alabama	36602
(Address of Principal Executive Offices)	(Zip Code)
____________________

BANCTRUST FINANCIAL GROUP, INC.
EMPLOYEE SAVINGS AND PROFIT SHARING PLAN
(Full title of the plan)
_____________________

Copy to:
F. MICHAEL JOHNSON	BROOKS P. MILLING
Secretary and Chief Financial Officer	Hand Arendall, L.L.C.
100 Saint Joseph Street	P.O. Box 123
P. O. Box 3067	Mobile, Alabama 36601
Mobile, Alabama 36652	(251) 432-5511
(Name and address of agent for service)

____________________
(251) 431-7800
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $0.01)	_300,000 shares	$16.65	$4,995,000.00	$404.60

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminable amount of interests to be offered or sold pursuant to the terms of the employee benefit plan described herein.

(2) Calculated pursuant to Rule 457(c) and (h)(1) and based on the average of the high and low prices of the Registrant= s common stock as reported on the Nasdaq Small Cap Stock Market on June 24, 2003.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

BancTrust Financial Group, Inc. (the "Registrant" or the "Company") and the BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan (the "Plan") hereby incorporate by reference into this Registration Statement the following documents:

(a) Registrant's latest Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 for the year ended December 31, 2002.

(b) All other reports pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referenced in (a) above.

(c) The description of Registrant's Common Stock contained in its Registration Statement filed pursuant to Section 12(G) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

(d) Registrant's filing with the Securities and Exchange Commission made May 28, 2003 pursuant to Rules 165 and 425 under the Securities Act of 1933 announcing an agreement in principle regarding a possible business combination with CommerceSouth, Inc.

All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Consistent with Division E of Article 8 of the Alabama Business Corporation Act (the "ABCA"), Article 11of the Company's Articles of Incorporation ("Article 11") provides that the Company shall indemnify its directors and officers against reasonable expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit or proceeding based on such person's status as a director or officer of the corporation, provided such person acted in good faith and in a manner reasonably believed to be in or, if not acting in such person's official capacity, not opposed to the best interests of the Company. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in the case of an action by or in the right of the corporation against a director or officer where the director or officer has been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Under Article 11, the Company may advance expenses in defending a civil or criminal claim, action, suit or proceeding to a director or officer seeking indemnification, provided such director or officer provides a written affirmation of a good faith belief that he has met the standard of conduct required under Article 11, and provided that such director or officer provides an undertaking as an unlimited general obligation by or on behalf of the director or officer to repay such amount if and to the extent that it shall be ultimately determined that he is not entitled to be indemnified by the Company. Furthermore, those responsible for making the determination of whether or not indemnification is proper must determine that the facts then known to them would not preclude indemnification under Article 11.

Under Article 11, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity or arising out of his status as such, whether or not the Company had the power to indemnify such person against such liability under the provisions of Article 11.

Pursuant to a policy of liability insurance with St. Paul Mercury Insurance Company having a $4,000,000 directors and officers liability limit per year, the directors and officers of the Company are insured, subject to the limits, retentions, exceptions and other terms and conditions of the policy, against liability for any actual or alleged error, omission, act, misstatement, misleading statement or breach of duty actually or allegedly committed or attempted by a director or officer, or any matter claimed against a director or officer solely by reason of such person being a director or officer of the Company. The policy also has a $2,000,000 Trust Errors and Omissions limit per year, wherein directors and officers are indemnified for any actual or alleged error, omission, act or breach of duty while acting solely in the capacity of (among other things) personal representative of an estate, trustee, conservator, attorney in fact, escrow agent, registrar, tax withholding agent, trustee under bond indenture, fiduciary under an employee benefit plan or trust or a trustee exercising any fiduciary powers permitted by law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

(4)(a) BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan, as amended.

(5).1 The Registrant has received a favorable determination letter from the Internal Revenue Service (the "IRS") concerning the qualification of the South Alabama Bancorporation, Inc. Employee Savings and Profit Sharing Plan (the "Plan") under Section 401(a) and related provisions of the Internal Revenue Code of 1986, as amended. The Registrant will submit any future material amendments to the Plan to the IRS with a request for a favorable determination that the Plan, as amended, continues to so qualify.

(23).1 Explanation in Lieu of Consent of Arthur Andersen LLP.

(23).2 Consent of KPMG LLP

(24) Powers of Attorney - see signature page.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on June 25, 2003.

BANCTRUST FINANCIAL GROUP, INC.
/s/W. Bibb Lamar, Jr.
By:	W. Bibb Lamar, Jr.
As its President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of BancTrust Financial Group, Inc. hereby severally constitute W. Bibb Lamar, Jr. and F. Michael Johnson and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable BancTrust Financial Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

(1) Principal Executive Officer

/s/.W. Bibb Lamar, Jr.	President and Chief Executive Officer	06/25/03
W. Bibb Lamar, Jr.

(2) & (3) Principal Financial and Accounting Officer

/s/F. Michael Johnson	Chief Financial Officer and Secretary	06/25/03
F. Michael Johnson

(4) Directors

/s/John B. Barnett, III	Director	06/25/03
John B. Barnett, III

/s/Stephen G. Crawford	Director	06/25/03
Stephen G. Crawford

/s/Haniel F. Croft	Director	06/25/03
Haniel F. Croft

/s/David C. De Laney	Director	06/25/03
David C. De Laney

/s/Broox G. Garrett, Jr.	Director	06/25/03
Broox G. Garrett, Jr.

Director
W. Dwight Harrigan

Director
James P. Hayes, Jr.

Director
Clifton C. Inge

/s/W. Bibb Lamar, Jr.	Director	06/25/03
W. Bibb Lamar, Jr.

Director
John H. Lewis, Jr.

Director
Stratton F. Lewis, Jr.

Director
Thomas E. McMillan, Jr.

Director
J. Richard Miller, III

Director
Harris V. Morrissette

/s/J. Stephen Nelson		06/25/03
J. Stephen Nelson	Director

/s/Paul D. Owens, Jr.	Director	06/25/03
Paul D. Owens, Jr.

/s/Earl H. Weaver	Director	06/25/03
Earl H. Weaver

INDEX TO EXHIBITS

Exhibit No.	Description

4(a)	BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan, as amended.

23.1	Explanation in Lieu of Consent of Arthur Andersen LLP.

23.2	Consent of KPMG LLP

24	Power of Attorney (contained on signature pages).